[Sidley Austin Brown & Wood Letterhead]

Exhibit 23.3

December 23, 2003

PACCAR Financial Corp.

P.O. Box 1518

Bellevue, WA  98009

Dear Gentlemen:

Reference is made to the Registration Statement on Form S-3 dated December 23, 2003, to be filed by PACCAR Financial Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended, (the “Securities Act”) $3,000,000,000 of Senior Debt Securities.

We have been advised that the Company intends to establish a series of the Senior Debt Securities (the “Notes”)  as described in the proposed prospectus supplement (the “Prospectus Supplement”) to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations under the Securities Act substantially in the form provided to us.  The Prospectus Supplement as so filed will include our opinion in full, as to certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes.  Additionally, we consent to the use of our name under the caption “United States Federal Income Taxation” and “Validity of the Notes” in the Prospectus Supplement.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP